Exhibit 11
                  FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
                       Computation of Earnings Per Share
               (In thousands of dollars, except per share data)
                                   Unaudited



                                 Thirteen Weeks Ended   Twenty-Six Weeks Ended
                                 July 1,     June 25,     July 1,    June 25,
                                   1994        1993       1994        1993
Primary

    Net earnings (a)           $   16,192  $   12,976  $   26,165  $   20,740

   Weighted average shares of
    common stock outstanding   46,326,177  45,972,640  46,278,151  45,932,852

   Common stock equivalents     4,324,192   3,922,464   4,426,112   3,785,542

   Weighted average shares of
    common stock and common
    stock equivalents (b)      50,650,369  49,895,104  50,704,263  49,718,394

   Primary earnings per share
    of common stock and common
    stock equivalents (a/b)    $      .32  $      .26  $      .52  $      .42


Fully diluted

   Net earnings (c)            $   16,192  $   12,976  $   26,165  $   20,740

   Weighted average shares of
    common stock outstanding   46,326,177  45,972,640  46,278,151  45,932,852

   Common stock equivalents     4,324,192   4,012,254   4,430,797   3,977,292

   Weighted average shares of
    common stock and common
    stock equivalents (d)      50,650,369  49,984,894  50,708,948  49,910,144

   Fully diluted earnings per
    share of common stock and
    common stock equivalents
    (c/d)                      $      .32  $      .26  $      .52  $      .42


Common stock equivalents for primary earnings per share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, whichever is higher.